Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of NavSight Holdings, Inc. on Amendment No. 2 to Form S-4 (File No.333-256112) of our report dated March 29, 2021, except for the effects of the restatement discussed in Notes 2 and 10 as to which the date is May 12, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of NavSight Holdings, Inc. as of December 31, 2020 and for the period from May 29, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

July 15, 2021